AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AMERICAN BATTERY METALS CORPORATION a Nevada Corporation

ARTICLE I NAME

The name of the Corporation is *American Battery Metals Corporation* (the "Corporation")

ARTICLE II PURPOSE

The Corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada, or any other state, county, territory or nation.

ARTICLE III CAPITALIZATION

The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 525,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 25,000,000 with a $.001 par value per share. The number of shares of Common Stock which the Corporation is authorized to issue is 500,000,000, with a $.001 par value per share.

The Preferred Stock may be subdivided and issued in series pursuant to resolutions of the board of directors containing such voting powers, designations, preferences, limitations, restrictions, and relative rights (including, but not limited to, dividend rights, dividend rate, voting rights, conversion rights, terms of redemption and liquidation preferences, which the board of directors, in its sole discretion, may determine to be appropriate. After the subscription on price for any stock has been paid to the Corporation, no shareholder and no capital stock shall be subject to assessment to pay the debts of the Corporation.

ARTICLE IV BOARD OF DIRECTORS

The Corporation shall be governed by a board of directors consisting of one or more directors as shall be fixed by the Corporation's bylaws. The board of directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120.

ARTICLE V
REGISTERED AGENT

The name and address in the State Nevada of the Corporation's initial agent for service of process is:

United Corporate Services, Inc.
2520 St. Rose Pkwy, Ste 319
Henderson, NV 89074

ARTICLE VI
LIMITATION ON LIABILITY

No director of officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer unless the act or omission involves intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the Corporation or of any subsidiary of the Corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

ARTICLE VII
RELATED TRANSACTIONS

Except as forbidden by law or by these Amended and Restated Articles of Incorporation, no contract or other transaction between the Corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is or are interested in a contract or transaction, or are directors or officers of any other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person's firm or corporation, and each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from this contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any director of the Corporation may vote upon any transaction with the Corporation without regard to the fact that he is also a director of such subsidiary or corporation. The Corporation specifically elects not to be governed by NRS 78.378 to 78.3793, inclusive, and by NRS 78.411 to 78.444, inclusive.

Filed in the Office of	Business Number E0550542011-6
Barbara K. Cegavske	Filing Number 20190251163
Secretary of State State Of Nevada	Filed On 10/29/2019 2:33:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

American Battery Metals Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article III shall be completely restated as follows:

"The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 1,225,000,000. The number of shares of Preferred Stock which the Corporation is authorized to issue is 25,000,000 with a $.001 par value per share. The number of shares of Common Stock which the Corporation is authorized to issue is 1,200,000,000, with a $.001 par value per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 327,600,000

4. Effective date and time of filing: (optional) Date: 11/13/2019 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.